Exhibit 99.1

Legato Merger Corp. II Announces Separate Trading of its Common Stock and Warrants

NEW YORK, December 20, 2021—(BUSINESS WIRE)—Legato Merger Corp. II (NASDAQ: LGTOU) (the “Company”) announced today that, commencing on or about December 22, 2021, holders of its units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s common stock and warrants included in the units. The shares of common stock and warrants that are separated will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “LGTO” and “LGTOW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on Nasdaq under the symbol “LGTOU.” Holders of units will need to have their brokers contact American Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock and warrants.

Legato Merger Corp. II is a Delaware corporation incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region although the Company intends to initially focus on target businesses in the infrastructure, engineering and construction, industrial and renewables industries. The Company’s management team is comprised of Gregory Monahan, Chief Executive Officer and Director, Eric S. Rosenfeld, Chief SPAC Officer, Adam Jaffe, Chief Financial Officer and Secretary, Brian Pratt, Chairman of the Board, David D. Sgro, Vice Chairman of the Board, and Adam Semler, Ryan Hummer, D. Blair Baker, John Ing, and Craig Martin, each a Director of the Company.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s final prospectus relating to the Company’s initial public offering filed with the SEC on November 23, 2021. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Gregory Monahan

Chief Executive Officer

Legato Merger Corp. II

212-319-7676